CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated June 26, 2024, with respect to the financial statements of Allspring Core Bond Portfolio, Allspring Disciplined International Developed Markets Portfolio, Allspring Disciplined Large Cap Portfolio, Allspring Diversified Large Cap Growth Portfolio, Allspring Emerging Growth Portfolio, Allspring Large Cap Value Portfolio (formerly, Allspring C&B Large Cap Value Portfolio), Allspring Large Company Value Portfolio, Allspring Macro Strategies Portfolio, Allspring Managed Fixed Income Portfolio, Allspring Real Return Portfolio, Allspring Small Company Growth Portfolio, and Allspring Small Company Value Portfolio, twelve of the portfolios comprising Allspring Master Trust, as of April 30, 2024, incorporated herein by reference and to the references to our firm under the “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
August 22, 2024